                                                                   EXHIBIT 10.77

[AIA LOGO] DOCUMENT A191(TM)-1996 PART 2

STANDARD FORM OF AGREEMENT BETWEEN OWNER AND DESIGN/BUILDER
Part 2 Agreement

                           GYMBOREE - DIXON WAREHOUSE
                                EXPANSION (2006)
                           (2299 KIDS WAY, DIXON, CA)

TABLE OF ARTICLES

PART 2 AGREEMENT (CONSTRUCTION)

1.    GENERAL PROVISIONS
2.    OWNER
3.    DESIGN/BUILDER
4.    TIME
5.    PAYMENTS
6.    PROTECTION OF PERSONS AND PROPERTY
7.    INSURANCE AND BONDS
8.    CHANGES IN THE WORK
9.    CORRECTION OF WORK
10.   DISPUTE RESOLUTION - MEDIATION AND ARBITRATION
11.   MISCELLANEOUS PROVISIONS
12.   TERMINATION OF THE AGREEMENT
13.   BASIS OF COMPENSATION
14.   OTHER CONDITIONS AND SERVICES

AGREEMENT made as of the 11 day of Sept in the year of 2006.
(In words, indicate day, month and year.)

BETWEEN the Owner:
(Name and address)

The Gymboree Corporation
500 Howard Street
San Francisco CA 94105
Telephone No.: (415) 278-7000
Facsmile No.: (415) 278-7562
Attn: Dan Allison
E-mail Address for Applications for Payments:___________

and the Design/Builder:
(Name and address)

ADDITIONS AND DELETIONS:

The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

ELECTRONIC COPYING of any portion of this AIA(R) Document to another electronic file is prohibited and constitutes a violation of copyright laws as set forth in the footer of this document.

----------
AIA Document A191(TM) - 1996 Part 2, Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

Panattoni Construction; Inc.
8775 Folsom Blvd
Sacramento CA 95826
Telephone No.: (916) 340-2400
Facsimile No.: (916) 340-0565
Attn: Pat Hastie

For the following Project:

Construction of the Gymboree Dixon Warehouse Expansion as specified in the Project Scope, EXHIBIT A attached hereto. The Project is the Work to be performed by the Design/Builder and does not include any matters which are to be performed by any separate contractors engaged or contracted directly by the Owner, or the Owner itself with its own forces.

The architectural services described in Article 3 of this Part 2 Agreement will be provided by the following person or entity who is lawfully licensed to practice architecture in the State of California:

NAME AND ADDRESS                                             REGISTRATION NUMBER                RELATIONSHIP TO DESIGN/BUILDER
GBDH Design Group                                                   C34833                              Architect
9806 Old Winery Place Suite 1

All engineering services described in Article 3 will be provided by the following persons or entities who are lawfully licensed to practice engineering in the State of California.

NAME, ADDRESS AND DISCIPLINE                                          REGISTRATION NUMBER      RELATIONSHIP TO DESIGN/BUILDER
GBDH Design Group                                                         C34833                      Structural Engineer
9806 Old Winery Place Suite 1
Sacramento CA 95827

EXHIBITS:
--------

      Exhibit A - Project Scope
      Exhibit B - Gymboree Insurance Requirements
      Exhibit C - Additional Final Payment Requirements
      Exhibit D - Application for Payment
      Exhibit E - Cash Flow Projections

The Owner and the Design/Builder agree as set forth below.

-----------
AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985,1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

TERMS AND CONDITIONS - PART 2 AGREEMENT

ARTICLE 1 GENERAL PROVISIONS

SECTION 1.1 BASIC DEFINITIONS

SECTION 1.1.1 The Contract Documents consist of the Part 1 Agreement to the extent not modified by this Part 2 Agreement, this Part 2 Agreement, the Design/Builder's Proposal and written addenda to the Proposal if any, the Construction Documents approved by the Owner in accordance with Section 3.2.3 of this Part 2 Agreement and Modifications issued after execution of this Part 2 Agreement. A Modification is a Change Order or a written amendment to this Part 2 Agreement signed by both parties, or a Construction Change Directive issued by the Owner in accordance with Section 8.3 of this Part 2 Agreement.

SECTION 1.1.2 The term "Work" means the construction and services provided by the Design/Builder to fulfill the Design/Builder's obligations.

SECTION 1.1.3 The Project is the Work to be performed by the Design/Builder and includes the total construction of that portion of the Project described in the Design Documents but does not include any matters which are to be performed by any separate contractors engaged or directly contracted by the Owner, or the Owner itself with its own forces.

SECTION 1.1.4 The Plans are the graphic and pictorial portions of the Construction Documents whenever issued and by whomever prepared showing the design, location and dimensions of the Work, generally; including drawings, elevations, sections, details, schedules, and diagrams. Once approved by the Owner, the Plans shall be identified by Change Order or an addendum to this Part 2 Agreement.

SECTION 1.1.5 The Specifications are that portion of the Construction Documents consisting of the written requirements for materials, equipment, construction systems, standards and workmanship for the Work and are contained in the Project Manual.

SECTION 1.1.6 The Construction Documents are the Plans and Specifications establishing the requirements of the Work to be performed by the Design/Builder.

SECTION 1.1.7 The term "day" shall mean calendar day unless otherwise specifically stated. The term "Business Day(s)" shall mean Mondays through Fridays, excluding the following holidays: New Years Day, Martin Luther King, Jr. Day, President's Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day, the Friday following Thanksgiving Day, and Christmas. If any of the foregoing holidays falls on a Saturday, then the Friday before shall constitute the holiday and if any of the foregoing holidays falls on a Sunday, then the Monday following shall constitute the holiday.

SECTION 1.2 EXECUTION, CORRELATION AND INTENT

SECTION 1.2.1 It is the intent of the Owner and the Design/Builder that the Contract Documents include those items which are reasonably necessary for proper execution and completion of the Work. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Design/Builder shall be required only to the extent consistent with and reasonably inferable from the Contract Documents as being necessary to produce the intended results. In the event of any conflict between the terms or provisions of this Part 2 Agreement and the terms or provisions of any of the other Contract-Documents,the terms or provisions of this Part 2 Agreement shall control. The organization of the Specifications into divisions, sections and articles, and the arrangement of the Plans, shall not control the Design/Builder in dividing the Work among subcontractors or in establishing the extent of the Work to be performed by any subcontractor. Words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

SECTION 1.2.2 If the Design/Builder believes or is advised by another design professional retained to provide services on the Project that implementation of any instruction received from the Owner would cause a violation of any applicable law, the Design/Builder shall notify the Owner in writing. The Design/Builder shall not be obligated to perform any act which it believes will violate any applicable law, code, rule or regulation.

---------------
AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not lor resale.

User Notes:                                                         (1848111543)

SECTION 1.2.3 Nothing contained in this Part 2 Agreement shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder.

SECTION 1.2.4 Execution of this Agreement by the Design/Builder is a representation that the Design/Builder has thoroughly reviewed and inspected the Construction Documents and all other Contract Documents and all other information and documents provided by the Owner to the Design/Builder, has visited the site, become familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Construction Documents and other Contract Documents.

SECTION 1.3 OWNERSHIP AND USE OF DOCUMENTS

SECTION 1.3.1 Drawings, specifications, and other documents and electronic data furnished by the Design/Builder are instruments of service. The Construction Documents and other documents furnished by the Design/Builder and prepared by its subcontractors or design professionals engaged or employed by the Design/Builder are the property of the Design/Builder. The Design/Builder shall retain all common law, statutory and other reserved rights, including copyright, in those instruments of service furnished by them. Drawings, specifications, and other documents and electronic data are furnished for use solely with respect to this Agreement. The Owner shall be permitted to retain copies, including reproducible copies, of the drawings, specifications, and other documents and electronic data furnished by the Design/Builder as provided in Sections 1.3.2 and 1.3.3 of this Part 2 Agreement. The Design/Builder shall deliver to the Owner one (1) copy of the final Project record documents, including, without limitation, record specifications to indicate as-built conditions and as-built AutoCad record drawings developed from redlined project stick sets indicating actual as-built conditions.

SECTION 1.3.2 The Owner shall have a nonrevocable license to use the drawings, specifications, other documents and electronic data furnished by the Design/Builder, without the permission of the Design/Builder for completion of the Project by the Owner in the event the Design/Builder is terminated. Drawings, specifications, and other documents and electronic data ("Construction Documents") shall not be used by the Owner on other projects but may be used for alterations and additions to this Project except as prohibited by the Business and Professions Code of the State of California.

SECTION 1.3.3 If the Design/Builder is terminated and the Owner uses the Construction Documents for the completion of the Project, the Owner assumes all risk for such use (including any losses, claims or damages suffered by the Design/Builder resulting from such use), except with respect to design errors or omissions that are the responsibility of the Design/Builder.

SECTION 1.3.4 Submission or distribution of the Design/Builder's documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the rights reserved in Section 1.3.1 of this Part 2 Agreement.

ARTICLE 2 OWNER

SECTION 2.1 The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project. The Owner's representative shall be fully acquainted with the Project and shall have authority to issue and approve changes in the Project and render decisions and furnish information expeditiously. The Owner or such authorized representative shall examine documents submitted by the Design/Builder and shall render decisions in a timely manner. The Owner may obtain independent review of the Contract Documents by a separate architect, engineer, contractor or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner's expense in a timely manner and shall not delay the orderly progress of the Work.

SECTION 2.2 The Owner may appoint an on-site Project representative to observe the Work and to have such other responsibilities as the Owner and the Design/Builder agree in writing.

SECTION 2.3 The Owner shall cooperate with the Design/Builder in securing building and other permits, licenses and inspections related to and necessary for the performance of the Project. The Design/Builder shall secure and pay for all building and other permits, licenses and inspections required for construction or occupancy of permanent structures.

SECTION 2.4 The Design/Builder is furnishing all engineering services required for the Project.

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

SECTION 2.5 The Owner has disclosed, to the extent known to the Owner, the results and reports of prior tests, inspections or investigations conducted for the Project involving: structural or mechanical systems; chemical, air and water pollution; hazardous materials; or other environmental and subsurface conditions. The Owner shall disclose all information known to the Owner regarding the presence of pollutants at the Project's site.

SECTION 2.6 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project, including such professional services as the Owner may require to verify the Design/Builder's Applications for Payment.

SECTION 2.7 Those services, information, and reports required by Section 2.6 which are required by the Owner shall be furnished at the Owner's expense, and the Design/Builder shall be entitled to rely upon the accuracy and completeness of these items required and furnished by the Owner.

SECTION 2.8 If the Owner requires the Design/Builder to maintain any special insurance coverage, policy, amendment, or rider, in excess of that required by
Article 7 of this Part 2 Agreement, the Owner shall pay the additional cost thereof, except as otherwise stipulated in this Part 2 Agreement.

SECTION 2.9 If the Owner observes or otherwise becomes aware of a fault or defect in the Work or nonconformity with the Construction Documents, the Owner shall give prompt written notice thereof to the Design/Builder. In no event shall the Owner's failure to observe or otherwise become aware of a fault or defect in the Work or nonconformance with the Construction Documents preclude or minimize the Design/Builder's obligation to perform all aspects of its Work in compliance with the Construction Documents.

SECTION 2.10 The Owner shall, at the request of the Design/Builder, prior to execution of this Part 2 Agreement and promptly upon request thereafter, furnish to the Design/Builder reasonable evidence that financial arrangements have been made to fulfill the Owner's obligations under the Contract.

SECTION 2.11 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Design/Builder, unless otherwise directed by the Design/Builder.

ARTICLE 3 DESIGN/BUILDER

SECTION 3.1 SERVICES AND RESPONSIBILITIES

SECTION 3.1.1 Design services required by this Part 2 Agreement shall be performed by qualified architects and other design professionals. The contractual obligations of such professional persons or entities are undertaken and performed in the interest of the Design/Builder.

SECTION 3.1.2 All agreements between the Design/Builder and any persons or entities in any way connected with the Project, and any subsequent modifications, shall be in writing.

SECTION 3.1.3 The Design/Builder shall be responsible to the Owner for acts and omissions of the Design/Builder's employees, subcontractors and their agents and employees, and other persons, including the Architect and other design professionals, performing any portion of the Design/Builder's obligations under this Agreement.

SECTION 3.2 BASIC SERVICES

SECTION 3.2.1 The Design/Builder's Basic Services are described below.

SECTION 3.2.2 The Design/Builder shall designate a representative authorized to act on the Design/Builder's behalf with respect to the Project. The Design/Builder's designated representative is ________________________________.

SECTION 3.2.3 Pursuant to the Part 1 Agreement, the Design/Builder shall submit the Construction Documents for review and final approval by the Owner. The Construction Documents shall include drawings, specifications, and other documents and electronic data setting forth in detail the requirements for construction of the Work, and shall:

      .1    be consistent with the Preliminary Design Documents;

      .2    provide information for the use of those in the building trades; and

      .3 include documents customarily required for regulatory agency approvals.

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

(Paragraph deleted)

SECTION 3.2.4 The Design/Builder, with the assistance of the Owner, shall file documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project.

SECTION 3.2.5 The Design/Builder shall provide or cause to be provided and shall pay for all design services, labor, materials, equipment, tools, construction equipment and machinery, transportation and other facilities and services necessary for proper execution and completion of the Work specified in the Contract Documents, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work, except the costs for water; heat and utilities shall be at the Owner's expense.

SECTION 3.2.6 The Design/Builder shall be responsible for all safety measures, construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work under this Part 2 Agreement.

SECTION 3.2.7 The Design/Builder shall keep the Owner informed of the progress and quality of the Work, and, at the Owner's option, shall attend weekly construction meetings with Owner's construction manager and consultants, and Owner's own employees and agents.

SECTION 3.2.8 The Design/Builder shall be responsible for correcting Work which does not conform to the Contract Documents.

SECTION 3.2.9 The Design/Builder warrants to the Owner that materials and equipment furnished under the Contract Documents will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the construction will be free from faults and defects, and that the construction will conform to the requirements of the Contract Documents. Construction not conforming to these requirements, including substitutions not properly approved by the Owner, shall be subject to the limitations of, and corrected in accordance with Article 9 of this Part 2 Agreement.

SECTION 3.2.10 The Design/Builder shall pay all sales, consumer, use and similar taxes which are in effect as of the execution date of this Part 2 Agreement (excluding real estate taxes). The Design/Builder is considered the ultimate consumer/user of all materials purchased for incorporation or used in the performance of the Work and will pay tax on its purchases and will not directly bill the tax to the Owner. Based on the Scope of the Work, this Project will be treated as an expansion to the existing warehouse in Dixon, California and the reporting and payment of all sales, consumer, use and other similar taxes are the responsibility of the Design/Builder. The Design/Builder shall indemnify and hold Owner harmless from any sales and use tax liability as a result of the performance of this Part 2 Agreement. The Design/Builder shall secure and pay for building and other permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Work which are either customarily secured after execution of a contract for construction or are legally required at the execution date of this Part 2 Agreement.

SECTION 3.2.11 The Design/Builder shall comply with and give notices required by laws, ordinances rules, regulations and lawful orders of public authorities relating to the Project. If the Design/Builder performs any Work contrary to applicable laws, statutes, ordinances, building codes and rules and regulations, the Design/Builder shall be responsible for such Work and for all attributable costs and resulting damages incurred by the Owner.

SECTION 3.2.12 The Design/Builder shall pay royalties and license fees for patented designs, processes or products. The Design/Builder shall defend suits or claims for infringement of patent rights and shall hold the Owner harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer is required by the Owner. However, if the Design/Builder has reason to believe the use of a required design, process or product is an infringement of a patent, the Design/Builder shall be responsible for such loss unless such information is promptly furnished to the Owner.

SECTION 3.2.13 The Design/Builder shall keep the premises and surrounding area reasonably free from accumulation of waste materials or rubbish caused by operations under this Part 2 Agreement. At the completion of the Work, the Design/Builder shall remove from the site waste materials, rubbish, the Design/Builder's tools, construction equipment, machinery, and surplus materials. Design/Builder shall utilize a staging area only in an area of the site that has been mutually agreed upon by Design/Builder and Owner.

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

SECTION 3.2.14 The Design/Builder shall notify the Owner when the Design/Builder believes that the Work or an agreed upon portion thereof is substantially completed. The Owner shall review the Work and the parties shall mutually agree on a punch-list of items to be completed or corrected and shall fix the time within which the Design/Builder shall complete items listed therein. Disputes between the Owner and the Design/Builder regarding completion and the punch-list items shall be resolved in accordance with provisions of Article 10 of this Part 2 Agreement.

SECTION 3.2.15 The Design/Builder shall maintain at the site for the Owner one record copy of the drawings, specifications, product data, samples, shop drawings, Change Orders and other modifications, in good order and regularly updated to record the completed construction. These shall be delivered to the Owner upon completion of construction and prior to final payment.

SECTION 3.2.16 Upon final completion of the Project, and as a condition precedent to final acceptance and final payment for the Project, the Design/Builder shall deliver to the Owner required certificates of inspection, testing or other approvals and all written manufacturers' and special warranties and equipment manuals, as-built drawings and operating manuals, together with all final payment document items specified in EXHIBIT C attached hereto, as well as Section 5.2.1.

SECTION 3.2.17 The Design/Builder shall provide initial training of the Owner personnel in use of new equipment and systems prior to the Substantial Completion Date.

SECTION 3.2.18 The Design/Builder shall cooperate with Sedlak, the Owner's construction manager, and Other Owner consultants on the Project.

SECTION 3.2.19 Upon execution of this Part 2 Agreement, Design/Builder shall provide Owner a Cash Flow Projections schedule to be attached hereto as EXHIBIT E which will estimate Owner's schedule of payments during the entire Project.

SECTION 3.3 ADDITIONAL SERVICES

SECTION 3.3.1 The services described in this Section 3.3 are not included in Basic Services, and they shall be paid for by the Owner as provided in this Agreement, in addition to the compensation for Basic Services. The services described in this SECTION 3.3 shall be provided only if authorized and confirmed in writing and in advance by the Owner.

SECTION 3.3.2 Making revisions in drawings, specifications, and other documents or electronic data when such revisions are required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents or electronic data.

SECTION 3.3.3 Providing consultation concerning replacement of Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work unless caused by Design/Builder's negligence or breach of this Part 2 Agreement and not paid to Owner as insurance proceeds pursuant to the provisions of Section 7.3.

SECTION 3.3.4 Providing services in connection with a public hearing, arbitration proceeding or legal proceeding, except where the Design/Builder is a party thereto or as expressly required by this Part 2 Agreement.

SECTION 3.3.5 Except as expressly provided by this Part 2 Agreement, providing coordination of construction performed by the Owner's own forces or separate contractors employed by the Owner, and coordination of services required in connection with construction performed and equipment supplied by the Owner.

SECTION 3.3.6 Intentionally Deleted.

SECTION 3.3.7 Preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation, except initial training shall be a Basic Service.

ARTICLE 4 TIME

SECTION 4.1 Unless otherwise indicated, the Owner and the Design/Builder shall perform their respective obligations as expeditiously as is consistent with reasonable skill and care and the orderly progress of the Project.

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

SECTION 4.2 Time limits stated in the Contract Documents are of the essence. The Work to be performed under this Part 2 Agreement shall commence after necessary governmental permits have been obtained and within ten (10) Business Days of the Owner's notice to proceed, and, subject to authorized Modifications, Substantial Completion of the entire Work shall be achieved as soon as reasonably possible and commercially practicable thereafter, with Substantial Completion to be achieved by the Substantial Completion Due Date specified in Article 14 of this
Part 2 Agreement.

SECTION 4.2.1 In addition to the Design/Builder's obligations under Sections 4.1 and 4.2 above the Owner and the Design/Builder agree that the entire Project shall be completed by the Substantial Completion Due Date. In the event the Design/Builder does not achieve Substantial Completion of the Project on or before forty-five (45) days after the Substantial Completion Due Date, subject to extension of the Substantial Completion Due Date for approved Design/Builder delays, the Owner delays, or other adjustments specified in this Part 2 Agreement (the "Liquidated Damages Deadline"), the Design/Builder shall be liable for and shall pay the Owner, upon demand, the sum of Three Thousand Dollars ($3,000) as liquidated damages for each Business Day, occurring after the Liquidated Damages Deadline that the Design/Builder has not achieved Substantial Completion; however, in no event shall such liquidated damages exceed One Hundred Twenty-Five Thousand Dollars ($125,000).

SECTION 4.2.2 The Owner and the Design/Builder agree that (a) the damages suffered by the Owned in the event that the Design/Builder fails to achieve the Liquidated Damages Deadline are difficult to ascertain and that the liquidated damages specified in Section 4.2.1 of this Part 2 Agreement represent the parties' best reasonable estimate of damages, and (b) such liquidated damages shall be in lieu of all other damages recoverable by the Owner against the Design/Builder for failing to achieve the Liquidated Damages Deadline. The Owner, in addition to any rights at law or in equity under this Agreement, shall have the right to deduct and off-set any amounts due for liquidated damages under Section 4.2.1 from amounts due the Design/Builder. The Owner shall have the right to retain the amount of One Hundred Twenty-Five Thousand Dollars ($125,000) as an additional final retention amount until the total amount of the liquidated damages, if any, has been ascertained, pursuant to the provisions of
Section 4.2 of this Part 2 Agreement.

SECTION 4.3 "Substantial Completion" is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so that the Owner can occupy and utilize the Work for its intended use.

SECTION 4.4 Based on the Design/Builder's Proposal, a detailed construction schedule shall be provided consistent with Section 4.2 above.

SECTION 4.5 If the Design/Builder is delayed at any time in the progress of the Work by an act or neglect of the Owner, the Owner's employees, or separate contractors employed by the Owner, or by changes ordered in the Work, or by labor disputes, fire, unusual delay in deliveries, adverse weather conditions not reasonably anticpatable, unavoidable casualties or other causes beyond the Design/Builder's control (including the failure of utility companies to connect utilities), or by delay authorized by the Owner pending arbitration, or by other causes which the Owner and the Design/Builder agree may justify delay, then the Contract Time shall be reasonably extended and the Contract Sum shall be adjusted by Change Order.

SECTION 4.6 Should a delay become apparent before the Work or any portion thereof is started, the Design/Builder shall promptly notify the Owner in writing of such delay, the approximate duration of such delay and the effect on the Contract Time as estimated by the Design/Builder. Any claim for extension of the Contract Time shall be delivered to the Owner by written notice of the delay tendered within five (5) Business Days of the event giving rise to the claim or the date the Design/Builder knew or should have known of the delay, whichever first occurs. The Design/Builder shall promptly take all steps reasonably possible to lessen the adverse impact of such delay.

SECTION 4.7 The failure on the part of the Design/Builder to give notices in a timely manner as provided in Section 4.6 of this Part 2 Agreement shall constitute a waiver on the part of the Design/Builder to make any claim in regard to such matter of its effect, and claims for additional time and cost.

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

ARTICLE 5 PAYMENTS

SECTION 5.1 PROGRESS PAYMENTS

SECTION 5.1.1 The Design/Builder shall send by regular mail and electronic e-mail Application for Payment substantially in the form of EXHIBIT D attached hereto.

SECTION 5.1.2 Based upon Applications for Payment submitted to the Owner by the Design/Builder, the Owner shall make progress payments on account of the Contract Sum to the Design/Builder as provided below, less the amount of retainage and amounts withheld pursuant to Section 4.2.2 and Section 5.1.8 of this Part 2 Agreement and elsewhere in the Contract Documents.

      .1 The period covered by each Application for Payment shall be one (1) calendar-month ending on the last day of the month.

      .2 Provided that an Application for Payment is received by the Owner not later than the tenth (10th) day of the month following the preceding calendar month, the Owner shall make payment to the Design/Builder not later than the thirtieth (30th) day following the date the Application was received. If an Application for Payment is received after the application date fixed above, payment shall be made by the Owner not later than forty-fifth (45) thereafter.

      .3 The Owner shall hold retainage equal to ten percent (10%) of each progress payment made to the Design/Builder for Basic Services provided by the Design/Builder during construction.

SECTION 5.1.3 The Application for Payment shall constitute a representation by the Design/Builder to the Owner that the design and construction have progressed to the point indicated, the quality of the Work covered by the application is in accordance with the Contract Documents, and the Design/Builder is entitled to payment in the amount requested.

SECTION 5.1.4 Upon receipt of payment from the Owner, the Design/Builder shall promptly pay the Architect, other design, professionals and each contractor the amount to which each is entitled in accordance with the terms of their respective contracts.

SECTION 5.1.5 The Owner shall have no obligation under this Part 2 Agreement to pay or to be responsible in any way for payment to the Architect, another design professional or a contractor performing portions of the Work.

SECTION 5.1.6 Neither a progress payment nor partial or entire use or occupancy of the Project by the Owner shall constitute an acceptance of Work not in accordance with the Contract Documents.

SECTION 5.1.7 The Design/Builder warrants that title to all construction covered by an Application for Payment will pass to the Owner no later than the time of payment. The Design/Builder further warrants that upon submittal of an Application for Payment all construction for which payments have been received from the Owner shall be free and clear of liens, claims, security interests or encumbrances in favor of the Design/Builder or any other person or entity performing construction at the site or furnishing materials or equipment relating to the construction.

SECTION 5.1.8 At the time of Substantial Completion, the Owner shall pay the Design/Builder the retainage, if any, less two hundred percent (200%) of the reasonable cost to correct or complete incorrect or incomplete Work provided that said items are listed separately and the estimated cost of correcting or completing said items is likewise listed separately. Payment of such withheld sums shall be made as said items are corrected or completed. "Substantial Completion" is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so that the Owner can occupy and utilize the Work for the use indicated on the Preliminary Design Documents.

      .1 The Design/Builder shall notify the Owner in writing of Substantial Completion ("Notice of Substantial Completion") and the Design/Builder shall prepare and submit to the Owner a comprehensive list of items to be completed or corrected prior to final payment. Failure to include an item on such list does not alter the responsibility of the Design/Builder to complete all Work in accordance with the Contract Documents.

      .2 Upon receipt of the Design/Builder's list, the Owner will make an inspection to determine whether it agrees that the Work or designated portion thereof is substantially complete. If there exists any item, whether or

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)
not included on the Design/Builder's list, which is not sufficiently complete in accordance with the Contract Documents so that the Owner can occupy and utilize the Work or designated portion thereof for the use indicated by the Preliminary Design Documents, the Design/Builder shall, before issuance of the Certificate of Substantial Completion, complete or correct such item.

      .3 When the Work or designated portion thereof is Substantially Complete, the parties shall execute a Certificate of Substantial Completion which shall establish the date of Substantial Completion, shall establish responsibilities of the Owner and the Design/Builder for security, maintenance, heat, utilities damage to the Work and insurance (except as otherwise provided in Section 2.8 of this Part 2 Agreement), and shall fix the time within which the Design/Builder shall finish all items on the list accompanying the Certificate. Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work.

SECTION 5.2 FINAL PAYMENTS

SECTION 5.2.1 At the time final payment is invoiced, the Design/Builder shall, as a condition to payment, also submit to the Owner: (1) evidence reasonably satisfactory to the Owner that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner's property might be responsible or encumbered (less amounts withheld by the Owner), and for which the Design/Builder has received payment, have been paid or otherwise satisfied; (2) a certificate evidencing that insurance, if any, Required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least thirty (30) days' prior written notice has been given to the Owner; (3) a written statement that the Design/Builder knows of no substantial reason that the insurance, if any, will not be renewable to cover the period required by the Contract Documents; (4) consent of surety, if any, to final payment; (5) the Owner's Additional Final Payment Requirements specified in EXHIBIT C attached hereto; and (6) if required by the Owner other reasonable data establishing payment or satisfaction of obligations for which the Design/Builder has received payment, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract Documents and evidence that full payment has been made for all fringe benefits, and all taxes and insurance for which the Design/Builder is responsible, evidence that there have been no liens recorded or filed against the Project which have not been discharged, and the Design/Builder's Affidavit that there are no threats of any claims or lawsuits against the Owner for alleged failure of the Design/Builder to make any payment or to fulfill any indemnities provided for in this Part 2 Agreement. If a contractor or other person or entity entitled to assert a lien against the Owner's property refuses to furnish a release or conditional waiver required by the Owner, the Design/Builder may furnish a bond or other security reasonably satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Design/Builder shall defend and indemnify the Owner for all loss and cost, including reasonable attorneys' fees incurred as a result of such lien. Notwithstanding the foregoing, the Owner's obligation to make final payment to the Design/Builder shall be conditioned upon the following: (1) that the Design/Builder has not failed to fulfill any indemnity requirement provided for in this Agreement; (2) dismissal of the Owner and the Project as a party from any lawsuit which may exist to foreclose any mechanic's lien against the Project; (3) delivery by the Design/Builder to the Owner of as- built drawings, a complete list of subcontractors and principal vendors (including addresses and telephone numbers), a complete set of all operation and maintenance manuals and manufacturer's literature of equipment and materials used in the Work; and (4) any and all other material items required by the Contract Documents. If the Design/Builder fails to promptly accept the defense of a mechanic's lien foreclosure action initiated against the Owner or the Owner's designee, the Owner or the Owner's designee reserves the right, at the sole cost and expense of the Design/Builder, to defend itself with separate counsel.

SECTION 5.2.2 When the Work has been completed and the contract fully performed, the Design/Builder shall submit a final Application for Payment to the Owner. The Owner shall make final payment to the Design/Builder not later than thirty
(30) days thereafter.

SECTION 5.2.3 The making of final payment shall constitute a waiver of claims by the Owner except those arising from:

      .1 liens, claims, security interests or encumbrances arising out of the Contract and unsettled;

      .2 failure of the Work to comply with the requirements of the Contract Documents; or

      .3    terms of special warranties required by the Contract Documents.

SECTION 5.2.4 Acceptance of final payment shall constitute a waiver of all claims by the Design/Builder except those previously made in writing and identified by the Design/Builder as unsettled at the time of the final Application for Payment.

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

SECTION 5.3 INTEREST PAYMENTS

SECTION 5.3.1 Payments due the Design/Builder under this Agreement which are not paid when due shall bear interest from the date due at the rate specified in
Section 13.3.1 of this Part 2 Agreement.

SECTION 5.4 FAILURE OF PAYMENT

SECTION 5.4.1 If the Owner fails to pay the Design/Builder at the time payment of any amount becomes due, then the Design/Builder may, at any time thereafter, upon serving ten (10) Business Days' written notice to the Owner, stop the Work until payment of the amount owing has been received. In the event of such Work stoppage, the Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Design/Builder's reasonable costs of shutdown, delay, and start-up. In the event the Owner shall fail to pay the-Design/Builder after an additional thirty (30) business days' written notice to the Owner, and the nonpayment is not the subject of mediation/arbitration as specified in Article 10 of this Part 2 Agreement, the Design/Builder shall have the right to terminate this Agreement upon written notice to the Owner at any time prior to payment by the Owner to the Design/Builder.

ARTICLE 6 PROTECTION OF PERSONS AND PROPERTY

SECTION 6.1 The Design/Builder shall be responsible for initiating, maintaining and providing supervision of all safety precautions and programs in connection with the performance of this Part 2 Agreement.

SECTION 6.2 The Design/Builder shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent, damage, injury or loss to: (1) employees on the Work and other persons who may be affected thereby; (2) the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody, or control of the Design/Builder or the Design/Builder's contractors; and (3) other property at or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal relocation or replacement in the course of construction. It is understood and agreed, however, that the Design/Builder shall have no responsibility for the elimination or abatement of safety hazards created or otherwise resulting from the acts or omissions of other persons or firms employed by or under the Owner, including separate contractors, and the Owner agrees to cause any such other persons or firms to abide by and adhere fully to all applicable provisions of federal, state and municipal safety laws and regulations.

SECTION 6.3 The Design/Builder shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on the safety of persons or property or their protection from damage, injury or loss.

SECTION 6.4 The Design/Builder shall promptly remedy damage and loss (other than damage or loss insured under property insurance provided or required by the Contract Documents) to property at the site caused in whole or in part by the Design/Builder, a contractor of the Design/Builder or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable. The Design/Builder shall be responsible for any and all costs of testing and remediation, and shall indemnify the Owner, and its successors and assigns, and agrees to hold the Owner, and its successors and assigns, harmless from and against any and all losses, liabilities, damages, injuries, penalties, fines, costs, expenses and claims, including, without limitation, attorneys' and consultant fees and costs, and the costs of cleanup and remediation of hazardous materials, only to the extent caused by hazardous materials brought to the Project site by the Design/Builder or its subcontractors and agents.

ARTICLE 7 INSURANCE AND BONDS

SECTION 7.1 DESIGN/BUILDER'S LIABILITY INSURANCE

SECTION 7.1.1 The Design/Builder shall purchase from and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, such insurance as will protect the Design/Builder from claims set forth below which may arise out of or result from operations under this Agreement by the Design/Builder or by a contractor of the Design/Builder, or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

      .1 claims under workers' compensation, disability benefit and other similar employee benefit laws that are applicable to the Work to be performed;

      .2 claims for damages because of bodily injury, occupational sickness or disease, or death of the Design/Builder's employees;

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

      .3 claims for damages because of bodily injury, sickness or disease, or death of persons other than the Design/Builder's employees;

      .4 claims for damages covered by usual personal injury liability coverage which are sustained (1) by a person as a result of an offense directly or indirectly related to employment of such person by the Design/Builder or (2) by another person;

      .5 claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

      .6 claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and

      .7 claims involving contractual liability insurance applicable to the Design/Builder's obligations under Section 11.5 of this Part 2 Agreement.

SECTION 7.1.2 The insurance required by Section 7.1.1 of this Part 2 Agreement shall be written for not less than limits of liability required by law or the minimum limits set forth in the Gymboree Insurance Requirements attached hereto as EXHIBIT B, whichever is greater. The Comprehensive General Liability Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by an excess or Umbrella Liability Policy (in accordance with the terms of the Gymboree Insurance Requirements). Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment.

SECTION 7.1.3 The Design/Builder shall provide for itself and all of its design professionals (as an all-inclusive policy) a policy of Professional Liability Insurance with limits of not less than ONE MILLION DOLLARS ($ 1,000,000) per occurrence and TWO MILLION DOLLARS ($2,000,000) in the aggregate. Proof of insurance shall be required.

SECTION 7.1.4 Certificates of Insurance acceptable to the Owner shall be delivered to the Owner in compliance with the Gymboree Insurance Requirements. Where available under the policies of insurance, the Certificates of Insurance shall name the Owner as an additional insured as required pursuant to the Gymboree Insurance Requirements. The Design/Builder shall require that all subcontractors supply Certificates of Insurance evidencing liability insurance that complies with the requirements of Sections 7.1.1, 7.1.2, 7.1.3 and this
Section 7.1.4 with the Design/Builder's policies as primary. These Certificates and the insurance policies required by this Section 7.1 shall contain a provision that coverages afforded under the policies will not be cancelled or allowed to expire until at least thirty (30) days' prior written notice has been given to the Owner. If any of the foregoing insurance coverages are required to remain in force after final payment, an additional certificate evidencing continuation of such coverage shall be submitted with the application for final payment. Information concerning reduction of coverage shall be furnished by the Design/Builder with reasonable promptness in accordance with the Design/Builder's information and belief.

SECTION 7.2 OWNER'S LIABILITY INSURANCE

SECTION 7.2.1 Subject to the provisions of Section 7.7 hereafter, the Owner shall be responsible for purchasing and maintaining the Owner's usual liability insurance. Optionally, the Owner may purchase and maintain other insurance for self-protection against claims which may arise from operations under this Agreement. The Design/Builder shall not be responsible for purchasing and maintaining this optional Owner's liability insurance unless specifically required by the Contract Documents, in which event all costs associated therewith shall be an additional expense to the Owner.

SECTION 7.3 PROPERTY INSURANCE

SECTION 7.3.1 Subject to the provisions of Section 7.7 hereafter, and except if the Owner requests that the Design/Builder obtain such insurance, the Owner shall purchase and maintain, in a company or companies authorized to do business in the jurisdiction in which the principal improvements are to be located, "Builder's Risk" property insurance. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made or until no person or entity other than the Owner has an insurable interest in the property required by this
Section 7.3 to be insured, whichever is earlier. This insurance shall include interests of the Owner, the Design/Builder, and their respective contractors and subcontractors in the Work as additional insureds as their interests may appear.

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

SECTION 7.3.2 Property insurance shall be on an all-risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, falsework, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for the services and expenses of the Design/Builder's Architect and other professionals required as a result of such insured loss. Coverage for other perils shall not be required unless otherwise provided in the Contract Documents.

SECTION 7.3.3 If the Owner does not intend to purchase the property insurance required by this Section 7.3 and with all of the coverages in the amount described above, the Owner shall so inform the Design/Builder prior to commencement of the construction. The Design/Builder may then effect insurance which will protect the interests of the Design/Builder and the Design/Builder's contractors in the construction, and by appropriate Change Order the cost thereof shall be charged to the Owner. If the Design/Builder is damaged by the failure or neglect of the Owner to purchase or maintain insurance as described above, then the Owner shall bear all reasonable costs properly attributable thereto.

SECTION 7.3.4 Intentionally Deleted.

SECTION 7.3.5 A loss insured under the Owner's property insurance shall be adjusted by the Owner as fiduciary and made payable to the Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Section 7.3.10 hereafter. The Design/Builder shall pay contractors their shares of insurance proceeds received by the Design/Builder, and by appropriate agreement, written where legally required for validity, shall require contractors to make payments to their subcontractors in similar manner.

SECTION 7.3.6 Before an exposure to loss may occur, the Owner shall file with the Design/Builder a copy of each policy that includes insurance coverages required by this Section 7.3. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. Each policy shall contain a provision that the policy will not be canceled or allowed to expire until at least thirty (30) days' prior written notice has been given to the Design/Builder.

SECTION 7.3.7 If the Design/Builder requests in writing that insurance for risks other than those described herein or for other special hazards be included in the property insurance policy, the Owner shall, if possible, obtain such insurance, and the cost thereof shall be charged to the Design/Builder by appropriate Change Order.

SECTION 7.3.8 The Owner and the Design/Builder waive all rights against each other and the Architect and other design professionals, contractors, subcontractors, agents and employees, each of the other, for damages caused by fire or other perils to the extent covered by property insurance obtained pursuant to this Section 7.3 or other property insurance applicable to the Work, except such rights as they may have to proceeds of such insurance field by the Owner as trustee. The Owner or the Design/Builder, as appropriate, shall require from contractors and subcontractors by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated in this Section 7.3. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged. The Owner waives subrogation against the Design/Builder and its design professionals, subcontractors and sub-subcontractors on all property and consequential loss policies carried by the Owner on property and consequential loss policies purchased for the Project after its completion. If the policies of insurance referred to in this Article 7 require an endorsement to provide for continued coverage where there is a waiver of subrogation, the owners of such policies will cause them to be so endorsed.

SECTION 7.3.9 Intentionally Deleted.

SECTION 7.3.10 The Owner as trustee shall have power to adjust and settle a loss with insurers unless one of the parties in interest shall object in writing, within five (5) days after occurrence of loss to the Owner's exercise of this power; if such objection be made, the parties shall enter into dispute resolution under procedures provided in Article 10 of this Part 2 Agreement. If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution.

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

SECTION 7.3.11 Partial occupancy or use prior to Substantial Completion shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise. The Owner and the Design/Builder shall take reasonable steps to obtain consent of the insurance company or companies and shall not, without mutual written consent, take any action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of coverage.

SECTION 7.4 LOSS OF USE OF INSURANCE

SECTION 7.4.1 The Owner, at the Owner's option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner's property due to fire or other hazards, however caused, including coverage for expediting expenses of materials, continuing overhead of the Owner, necessary labor expense including overtime, loss of income by the Owner and other determined exposures. Exposures of the Owner and the Design/Builder shall be determined by mutual agreement and separate limits of coverage fixed for each item. The Owner waives all rights of action against the Design/Builder for loss of use of the Owner's property, including consequential losses due to fire or other hazards, however caused, to the extent covered by such loss of use insurance.

SECTION 7.5 CERTIFICATES

SECTION 7.5.1 Certificates of insurance showing such coverages to be in force shall be delivered to the Owner and the Design/Builder prior to the commencement of construction.

SECTION 7.6 BONDS

SECTION 7.6.1 At the option of the Owner, the Design/Builder shall provide performance and/or payment bonds for the Work in the amount of the Contract Sum. The Design/Builder's premium cost for such bond(s) shall be an added cost payable by the Owner.

SECTION 7.7 OWNER SELF-INSURANCE

SECTION 7.7.1 Notwithstanding anything to the contrary contained in this Agreement, provided the Owner is a public company registered on a national securities exchange and maintains a net worth of at least ONE HUNDRED MILLION DOLLARS ($100,000,000), the Owner may self-insure any insurance required of the Owner under this Part 2 Agreement.

ARTICLE 8 CHANGES IN THE WORK

SECTION 8.1 CHANGES

SECTION 8.1.1 Changes in the Work may be accomplished after execution of this
Part 2 Agreement, without invalidating this Part 2 Agreement, by Change Order, Construction Change Directive, subject to the limitations stated in the Contract Documents.

SECTION 8.1.2 A Change Order shall be based upon agreement between the Owner and the Design/Builder; a Construction Change Directive may be issued by the Owner without the agreement of the Design/Builder; an order for Work may be issued by the Design/Builder alone.

SECTION 8.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Design/Builder shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive.

SECTION 8.1.4 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are so changed in a proposed Change Order or Construction Change Directive that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or the Design/Builder, the applicable unit prices shall be equitably adjusted.

SECTION 8.1.5 If the Design/Builder wishes to make a claim for an increase in the Contract Sum or the Contract Time, it shall give the Owner written notice thereof within five (5) Business Days after the Design/Builder learns of the event giving rise to such claim. This notice shall be given by the Design/Builder if reasonably possible before proceeding to execute the Work, except in an emergency endangering life or property in which case the Design/Builder shall act, at its discretion, to prevent threatened damage, injury or loss in a reasonable manner.

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

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SECTION 8.2 CHANGE ORDERS

SECTION 8.2.1 A Change Order is a written instrument prepared by the Design/Builder and signed by the Owner and the Design/Builder, stating their agreement upon all of the following:

      .1    a change in the Work;

      .2    the amount of the adjustment, if any, in the Contract Sum; and

      .3    the extent of the adjustment, if any, in the Contract Time.

SECTION 8.2.2 If the Owner requests a proposal for a change in the Work from the Design/Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse the Design/Builder for any costs incurred for estimating services, design services or preparation of proposed revisions to the Contract Documents.

SECTION 8.2.3 Notwithstanding any other provision of the Contract Documents, no change in the Work, whether by way of alteration or addition to the Work, shall be the basis of an addition to the Contract Sum or a change in the Contract Time unless and until such alteration or addition has been authorized by a Change Order in strict compliance with the requirements of the Contract Documents. This requirement is of the essence of the Contract Documents. Accordingly, no course of conduct or dealings between the parties, nor express or implied acceptance of alterations or additions to the Work, and no claim that the Owner has been unjustly enriched by any alteration or addition to the Work, whether or not there is, in fact, any such unjust enrichment, shall be the basis for any claim to an increase in the Contract Sum or change in the Contract Time.

SECTION 8.2.4 Notwithstanding any other provision of the Contract Documents, no increase in the Contract Sum for a Change Order shall include an allowance of more than five percent (5%) as compensation for overhead and profit, plus seventy-five hundredths of one percent (.75%) as a net insurance cost adjustment. In the event of a Change Order resulting in a reduction in the Contract Price, the Contract Price shall be reduced by the cost of the Change Order, plus an allowance of five percent (5%) for overhead and profit, plus seventy-five hundredths of one percent (.75%) as a net insurance cost adjustment.

SECTION 8.3 CONSTRUCTION CHANGE DIRECTIVES

SECTION 8.3.1 A Construction Change Directive is a written order prepared and signed by the Owner, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both.

SECTION 8.3.2 The adjustment to the Contract Sum for Construction Change Directives and Change Orders shall be based upon a lump sum agreed to by the parties or shall be determined on the basis of the reasonable Cost of the Work attributable to the change, including the expenditures for design services and revisions to the Contract Documents, if required. In case of an increase in the Contract Sum based on the Cost of the Work, the Cost of the Work shall be based on cost, plus an allowance of five percent (5%) for overhead and profit, plus seventy-five hundredths of one percent (.75%) as a net insurance cost adjustment. In such case, the Design/Builder shall keep and present an itemized accounting together with appropriate supporting data for inclusion in a Change Order. Unless otherwise provided in the Contract Documents, costs for these purposes shall be limited to the following:

      .1 costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers' compensation insurance;

      .2 costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

      .3 rental costs of machinery and equipment exclusive of hand tools, whether rented from the Design/Builder or others;

      .4 costs of premiums for all bonds and insurance permit fees, and sales, use or similar taxes;

      .5 additional costs of supervision and field office personnel directly attributable to the change, and fees paid to the Architect, engineers and other professionals.

SECTION 8.3.3 Pending final determination of the actual cost to the Owner, amounts not in dispute may be included in Applications for Payment. The amount of credit to be allowed by the Design/Builder to the Owner for a Change Directive resulting in a net decrease in the Contract Sum will be the actual cost, plus an allowance of five percent (5%) For overhead and profit, plus seventy-five hundredths of one percent (.75%) as a net insurance cost adjustment.

SECTION 8.3.4 When the Owner and the Design/Builder ultimately agree upon the adjustments in the Contract Sum and Contract Time, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

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

SECTION 8.4 MINOR CHANGES IN THE WORK

SECTION 8.4.1 Intentionally Deleted.

SECTION 8.5 CONCEALED CONDITIONS

SECTION 8.5.1 If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents, or (2) unknown physical conditions which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than five (5) Business Days after first observance of the conditions. The Contract Sum and Contract Time shall be equitably adjusted for such concealed or unknown conditions by Change Order upon claim by either party made within ten (10) Business Days after the claimant becomes aware of the conditions. Any claim for equitable adjustment of the Contract Sum and/or the Contract Time which is not included in such notice shall be deemed to have been waived by the Design/Builder. If the Owner and the Design/Builder cannot agree on an adjustment in the Contract Sum or Contract Time, the adjustment shall be subject to further proceedings pursuant to Article 10 of this Part 2 Agreement.

SECTION 8.6 REGULATORY CHANGES

SECTION 8.6.1 The Design/Builder shall be compensated for changes in the construction necessitated by the enactment or revisions of codes, laws or regulations subsequent to execution of this Agreement, with an allowance of five percent (5%) for overhead and profit, plus seventy-five hundredths of one percent (.75%) as a net insurance cost adjustment.

ARTICLE 9 CORRECTION OF WORK

SECTION 9.1 The Design/Builder shall promptly correct defective or non-conforming Work rejected by the Owner or known by the Design/Builder to be defective or failing to conform to the requirements of the Contract Documents, whether observed before or after Substantial Completion and whether or not fabricated, installed or completed. The Design/Builder shall bear all costs of correcting such defective or non-conforming Work, including additional testing and inspections.

SECTION 9.2 If, within one (1) year after the date of Substantial Completion of the Work or, after the date for commencement of warranties established in a written agreement between the Owner and the Design/Builder, or by the terms of any applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Design/Builder shall correct it promptly after receipt of a written notice from the Owner to do so unless the Owner has previously given the Design/Builder a written acceptance of such condition.

SECTION 9.3 Nothing contained in this Article 9 shall be construed to establish a period of limitation with respect to other obligations which the Design/Builder might have under the Contract Documents or law. Establishment of the time period of one (1) year as described in Section 9.2 relates only to the specific obligation of the Design/Builder to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design/Builder's liability with respect to the Design/Builder's obligations other than specifically to correct the Work.

SECTION 9.4 If the Design/Builder fails to correct nonconforming Work as required or fails to carry out Work in accordance with the Contract Documents, the Owner, by written order signed personally or by an agent specifically so empowered by the Owner in writing, may order the Design/Builder to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the Owner's right to stop the Work shall not give rise to a duty on the part of the Owner to exercise the right for the benefit of the Design/Builder or other persons or entities.

SECTION 9.5 If the Design/Builder defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within five (5) Business Days after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may give a second written notice to the Design/Builder and, five (5) Business Days following receipt by the Design/Builder of that second written notice and without prejudice to other remedies the Owner may have, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due to the Design/Builder, the costs of correcting such deficiencies. If the payments then or thereafter due to the Design/Builder are not sufficient to cover

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

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

the amount of the deduction, the Design/Builder shall pay the difference to the Owner. Such action by the Owner shall be subject to dispute resolution procedures as provided in Article 10 of this Part 2 Agreement.

ARTICLE 10 DISPUTE RESOLUTION - MEDIATION AND ARBITRATION

SECTION 10.1 Claims, disputes or other matters in question between the parties to this Part 2 Agreement arising out of or relating to this Agreement or breach thereof shall be subject to attempts to conclude disputes by meetings of senior corporate executives of each party and only thereafter shall be decided first by mediation and then by arbitration. Such mediation or arbitration shall be conducted in accordance with the Construction Industry Mediation or Arbitration Rules of the American Arbitration Association currently in effect. All subcontracts between the Design/Builder and subcontractors shall include a provision equivalent to this Section 10.1.

SECTION 10.2 Prior to arbitration, the parties shall first endeavor to settle disputes by mediation. Demand for mediation shall be filed in writing with the other party to this Part 2 Agreement and with the American Arbitration Association. A demand for mediation shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

SECTION 10.3 Demand for arbitration shall be filed in writing with the other party to this Part 2 Agreement and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

SECTION 10.4 An arbitration pursuant to this Article 10 shall be joined with an arbitration involving common issues of law or fact between the Design/Builder and any person or entity with whom the Design/Builder has a contractual obligation to arbitrate disputes, including subcontractors, or with whom either the Owner or the Design/Builder has a contractual obligation to arbitrate disputes. No other arbitration arising out of or relating to this Part 2 Agreement shall include, by consolidation, joinder or in any other manner, an additional person or entity not a party to this Part 2 Agreement or not a party to an agreement with the Design/Builder or the Owner, except by written consent containing a specific reference to this Part 2 Agreement signed by the Owner, the Design/Builder and any other person or entities sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by the parties to this Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

SECTION 10.5 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

SECTION 10.6 Notwithstanding the foregoing, the arbitrator shall resolve the controversy in accordance with applicable law and the terms and conditions of the Contract Documents. The arbitrator shall allow the parties reasonable opportunities for pre-hearing document exchange and other pre-hearing discovery of evidence as determined by the arbitrator in his or her discretion. The cost of the arbitrator shall be shared equally between the parties, provided, however, that such costs along with all other costs and expenses, including attorneys' fees, shall be subject to award in full or in part by the arbitrator, in the arbitrator's discretion, to the prevailing party.

ARTICLE 11 MISCELLANEOUS PROVISIONS

SECTION 11.1.1 This Part 2 Agreement shall be governed by the law of the State of California.

SECTION 11.1.2 Written notice shall be deemed to have been duly served if delivered in person or by registered or certified mail, or by express overnight mail by a company with a national reputation and capacity to provide evidence of delivery, to the address shown on the first (title) page of this Part 2 Agreement.

SECTION 11.2 SUBCONTRACTS

SECTION 11.2.1 The Design/Builder, at least thirty (30) days prior to commencement of construction services under this Agreement, shall furnish to the Owner in writing the names of the persons or entities the Design/Builder will engage

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)
as contractors for the Project. The Owner shall have the right to approve or disapprove any contractor with a contract exceeding One Hundred Thousand Dollars ($100,000) ("Major Contractor"), which approval shall not be unreasonably withheld.

SECTION 11.3 WORK BY OWNER OR OWNER'S CONTRACTORS

SECTION 11.3.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner's own forces, and to award separate contracts in connection with other portions of the Project on other construction or operations on the site subject to safety, insurance and waiver of subrogation conditions identical to the provisions of this Part 2 Agreement. If the Design/Builder claims that delay or additional cost is involved because of such action by the Owner, the Design/Builder shall assert such claims as provided in Section 11.4.

SECTION 11.3.2 The Design/Builder shall afford the Owner's separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities. The Owned shall provide for the coordination of the Owner's own forces and of each separate contractor with the Work of the Design/Builder, who shall reasonably cooperate with them.

SECTION 11.3.3 If the Work is delayed, disrupted or interfered with by the Owner's own forces or separate contractors, or if the Design/Builder incurs additional costs from their acts or omissions, the Design/Builder shall be entitled to an increase in the Contract Sum or Contract Time, or both, which increase shall be reflected by Change Order.

SECTION 11.4 CLAIMS FOR DAMAGES

SECTION 11.4.1 If either party to this Part 2 Agreement suffers injury or damage to person or property because of an act or omission of the other party, of any of the other party's employees or agents, or of others for whose acts such party is legally liable, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding ten (10) Business Days after first observance. The notice shall provide sufficient detail to enable the other party to investigate the matter. If a claim of additional cost or time related to this claim is to be asserted, it shall be filed in writing.

SECTION 11.5 INDEMNIFICATION

SECTION 11.5.1 Subject to the waiver of subrogation provisions of Sections 7.3.8 and 7.4.1 of this Part 2 Agreement, to the fullest extent permitted by law, the Design/Builder shall indemnify and hold harmless the Owner, the Owner's consultants, and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from the Design/Builder's performance of the Work. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Section 11.5.

SECTION 11.5.2 In claims against any person or entity indemnified under this
Section 11.5 by an employee of the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable, the indemnification obligation under this Section 11.5 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Design/Builder under workers' compensation acts, disability benefit acts or other employee benefit acts.

SECTION 11.6 SUCCESSORS AND ASSIGNS

SECTION 11.6.1 The Owner and the Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Part 2 Agreement and to the partners, successors and assigns of such other party with respect to all covenants of this Agreement. Except as provided in Section 11.6.2 below, neither the Owner nor the Design/Builder shall assign this Agreement without the written consent of the other. If either party makes such an assignment, that party shall nevertheless remain legally responsible for all obligations under this Agreement, unless otherwise agreed by the other party.

SECTION 11.6.2 The Owner may, without consent of the Design/Builder, assign this Agreement to a construction agent, lender, successor-in-interest, ground lessee, mezzanine financing or leasing entity, or sale/leaseback intermediary which is providing financing for the Project; provided, however, in such event the Owner shall remain liable for performance under this Part 2 Agreement and the other Contract Documents.

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

SECTION 11.7 TERMINATION OF PROFESSIONAL DESIGN SERVICES

SECTION 11.7.1 Prior to the termination of the services of the Architect or any other design professional designated in this Part 2 Agreement, the Design/Builder shall identify to the Owner in writing another architect or other design professional with respect to whom the Owner has no reasonable objection, who will provide the services originally to have been provided by the Architect or other design professional whose services are being terminated.

SECTION 11.8 EXTENT OF AGREEMENT

SECTION 11.8.1 This Part 2 Agreement represents the entire agreement between the Owner and the Design/Builder and supersedes prior negotiations, representations or agreements, either written or oral. This Part 2 Agreement may be amended only by written instrument and signed by both the Owner and the Design/Builder.

ARTICLE 12 TERMINATION OF THE AGREEMENT

SECTION 12.1 TERMINATION BY THE OWNER

SECTION 12.1.1 This Part 2 Agreement may be terminated by the Owner upon ten
(10) Business Days written notice to the Design/Builder in the event that the Project is abandoned, or for the Owner's convenience, with or without cause, in the Owner's sole discretion. If such termination occurs, the Owner shall pay the Design/Builder for Work completed, including the Design/Builder's five percent (5%) overhead and profit fee, and for proven loss sustained upon materials, equipment, tools, and construction equipment and machinery, including reasonable profit and applicable damages.

      .1 Upon receipt of any such notice of termination, the Design/Builder shall unless the notice directs otherwise, immediately discontinue the Work on that date and to the extent specified in the notice, place no further orders or subcontracts for materials, equipment, services or facilities, except as may be necessary for completion of such portion of the Work as is not discontinued; promptly make every reasonable effort to procure cancellation upon terms satisfactory to the Owner of all orders and subcontracts to the extent they relate to the performance of the discontinued portion of the Work; and shall thereafter do only such Work as may be necessary to preserve and protect Work already in progress and to protect materials, plant and equipment on the Project site or in transit. thereto.

      .2 If at the date of such termination, the Design/Builder has properly prepared or fabricated off the site any goods for subsequent incorporation in the Work, and if the Design/Builder delivers such goods to the site or to such other place as the Owner shall reasonably direct, the Design/Builder shall be paid for such goods tor materials.

      .3 Upon termination, the obligations of this Part 2 Agreement shall continue as to portions of the Work already performed and as to bona fide obligations assumed by the Design/Builder prior to the date of termination.

SECTION 12.1.2

      1. If the Design/Builder defaults or persistently fails or neglects to carry out the Work in accordance with the Contract Documents or fails to perform the provisions of this Part 2 Agreement, the Owner, may give written notice that the Owner intends to terminate this Part 2 Agreement. If the Design/Builder fails or neglects to correct the defaults within ten (10) Business Days after being given notice, the Owner may then give a second written notice and, after an additional ten (10) Business Days, the Owner may without prejudice to any other remedy terminate the employment of the Design/Builder and take possession of the site and of all materials, equipment, tools and construction equipment and machinery thereon owned by the Design/Builder and finish the Work by whatever reasonable method the Owner may deem expedient. If the unpaid balance of the Contract Sum exceeds the expense of finishing the Work and all damages incurred by the Owner, such excess shall be paid to the Design/Builder. If the expense of completing the Work and all damages incurred by the Owner exceeds the unpaid balance, the Design/Builder shall pay the difference to the Owner. This obligation for payment shall survive termination of this Part 2 Agreement.

      .2 The Design/Builder shall include in each of its subcontracts (and require as to each subcontract on a lower level) a provision requiring that, in the event the Owner terminates this Part 2 Agreement pursuant to the provisions of Section 12.1.2.1 above, the Owner, at the Owner's option, may succeed to the interest of the

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

Design/Builder under each subcontract and require performance of each subcontractor in accordance with the terms of such subcontract.

SECTION 12.2 TERMINATION BY THE DESIGN/BUILDER

SECTION 12.2.1 If the Owner fails to make payment when due, the Design/Builder may give written notice of the Design/Builder's intention to terminate this Part 2 Agreement. If the Design/Builder fails to receive payment within ten (10) Business Days after receipt of such notice by the Owner, the Design/Builder may give a second written notice and, ten (10) Business Days after receipt of such second written notice by the Owner, may terminate this Part 2 Agreement and recover from the Owner payment for Work executed and for proven losses sustained upon materials, equipment, tools, and construction equipment and machinery, and other liabilities, obligations, damages, commitments and/or claims that the Design/Builder incurred in good faith, plus lost anticipated profits (for overhead and profit).

ARTICLE 13 BASIS OF COMPENSATION

The Owner shall compensate the Design/Builder in accordance with Article 5 of this Part 2 Agreement, and the other provisions of this Part 2 Agreement as described below.

SECTION 13.1 COMPENSATION

SECTION 13.1.1 As compensation for the Design/Builder's performance of the Work as described in this Part 2 Agreement (including Part 1 Agreement services) with respect to the specific Project Scope attached hereto as EXHIBIT A, and including any other services which are a part of Basic Services, the Owner shall pay the Design/Builder in current funds the total Contract Sum of Nine Million Five Hundred Ten Thousand Ten Dollars ($9,510,010). In the event the Project Scope changes prior to the execution of this Part 2 Agreement, the Contract Sum shall be increased or decreased by the cost of such changes, plus an allowance of five percent (5%) for overhead and profit, plus seventy-five hundredths of one percent (.75%) as a net insurance cost adjustment.

      Applications for Payment shall be based on the portions of the preconstruction, design and construction Work completed to date, including materials stored at the Project or at locations approved by the Owner. Such Applications shall include additional sums due or Additional Services rendered and for Change Orders. Progress payments shall be made as specified in Section 5.1.2.

SECTION 13.1.2 For Additional Services, as described in Section 3.3, compensation shall be as follows:

The amount of compensation for Additional Services and the specific nature and extent of any Additional Service requested by the Owner shall be confirmed by a written agreement or Change Order.

SECTION 13.2 REIMBURSABLE EXPENSES

SECTION 13.2.1 Reimbursable Expenses are in addition to the compensation for Basic and Additional Services, and include actual expenditures made by the Design/Builder and the Design/Builder's employees and contractors in the interest of the Project which are not within the Project Scope. All Reimbursable Expenses shall be authorized in advance by Owner. Owner shall not be obligated to pay Design/Builder for Reimbursable Expenses.

SECTION 13.2.2 For Reimbursable Expenses, compensation shall be a multiple of
1.0 times the amounts expended

SECTION 13.3 INTEREST PAYMENT

SECTION 13.3.1 The rate of interest for past due payments shall be the greater of (a) ten percent (10%) per annum, or (b) the then current prime rale of Wells Fargo Bank charged to its customers, plus one percent (1%).

(Paragraph deleted)

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and the Design/Builder's principal places of business, at the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletion, modification or other requirements, such as written disclosures or waivers.)

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

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                                                                              20

ARTICLE 14 OTHER CONDITIONS AND SERVICES

SECTION 14.1 The Basic Services to be performed shall be commenced within ten
(10) Business Days of the Owner's notice to proceed and shall be completed within one hundred ninety-one (191) Business Days thereafter (the "Substantial Completion Due Date").

SECTION 14.2 Intentionally Deleted.

SECTION 14.3 Intentionally Deleted.

SECTION 14.4 Intentionally Deleted.

SECTION 14.5 Intentionally Deleted.

(Paragraphs deleted)

This Agreement entered into as of the day and year first written above.

OWNER                                      DESIGN/BUILDER

THE GYMBOREE CORPORATION                   PANATTONI CONSTRUCTION, INC.

By /s/ Blair Lambert                       By  /s/ Denny Boom
   ------------------------------              ---------------------------------
        Blair Lambert                      Name Denny Boom
Title CFO/COO                              Title Executive Director

Date 10-6-06                               Date 9.11.06

AIA Document A191(TM) - 1996 Part 2. Copyright (C) 1985, 1996 by The American Institute of Architects. All rights reserved. WARNING: This AIA(R) Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA(R) Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 10:41:56 on 09/05/2006 under Order No. 1000214866_1 which expires on
1/11/2007, and is not for resale.

User Notes:                                                         (1848111543)

                                                                              21